Exhibit 99.1

 Sovran Self Storage Announces First Quarter Acquisitions; Expands WNY Presence

    BUFFALO, N.Y.--(BUSINESS WIRE)--March 30, 2007--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust
(REIT) headquartered in Williamsville, NY, today announced the acquisition of twelve self-storage facilities for a total cost of $44 million. Nine of the acquisitions are located in Western New York, two are located in Texas and one in Mississippi. The New York properties were purchased from Benderson Development, a Florida based company.

    The acquisitions bring Sovran's total number of Western New York stores to fifteen. The Company now employs over 1,000 people, with more than 150 people in the Buffalo Metro area. All twelve of the stores will be re-branded to the Company's name of Uncle Bob's Self Storage(R).

    Funding for the acquisitions came from cash flow from operations and the remaining proceeds of the Company's November common stock offering.

    Robert J. Attea, the Company's Chief Executive Officer, said, "For some time now, we've looked to establish a stronger retail presence in our home town. This acquisition will, at once, establish that larger operational base."

    The Company is planning a series of Grand Opening Events beginning later this spring. Additionally, six of the locations will receive a brand new Uncle Bob's Rental Truck to help service their new and existing customers. "Our first priority is to take care of our new customers and employees during the transition. The second is to integrate the properties into our systems," said Mr. Attea.

    David Rogers, the Company's Chief Financial Officer commented, "This is the beginning of what we expect to be a busy year for acquiring properties. Last year's equity issuance gave us the resources and flexibility to expand our portfolio."

    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company operates 339 stores under the name Uncle Bob's Self Storage (R) in 22 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site at www.sovranss.com.

    CONTACT: Sovran Self Storage, Inc.
             David Rogers, CFO
             Diane Piegza, VP Corporate Communications
             716-633-1850
             www.sovranss.com